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Exhibit 10.13

Axcelis Technologies, Inc.
Non-Employee Director Cash Compensation at March 1, 2014

        This Exhibit discloses the current understandings with respect to cash compensation between Axcelis Technologies, Inc. (the "Company") and each of its non-employee directors. Axcelis provides both cash retainers and meeting fees to its non-employee directors, as follows:

Annual Retainers (paid quarterly in advance)

Board Member Position	Amount
Lead Director	$50,000
Non-Employee Board Member (not Lead Director)	$30,000
Audit Committee Chair*	$15,000
Compensation Committee Chair*	$10,000
Nominating Committee Chair*	$7,500

*
Retainers for Committee Chairs are in addition to the retainer payable to all non-employee Board members.

        To the extent that other committees are formed by the Board, similar retainers may be approved for the committee chairmen.

Meeting Fees (payable quarterly in arrears)

Meeting Type	Amount Per Meeting
In Person Board Meetings	$2,000
Telephone Board Meetings	$1,000
In Person or Telephone Committee Meetings**	$1,000

**
Committee meeting fees are paid only to committee members, and not to other Board me members, attending committee meetings.

        Non-employee directors also receive reimbursement of out-of-pocket expenses incurred in attending Board and committee meetings. Non-employee directors do not receive any Company-paid perquisites

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  Exhibit 10.13
Axcelis Technologies, Inc. Non-Employee Director Cash Compensation at March 1, 2014
Annual Retainers (paid quarterly in advance)
Meeting Fees (payable quarterly in arrears)